Filed Pursuant to Rule 424(b)(3)
Registration No: 333-106080
333-121059

The information in this prospectus supplement and the accompanying base prospectus is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion) Issued March 17, 2005

(To Prospectus Dated December 16, 2004)

3,400,000 Shares

COMMON STOCK

We are selling 3,400,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “PNM.” The reported last sale price of our common stock on the New York Stock Exchange on March 16, 2005 was $27.46 per share.

In addition to the shares being offered by this prospectus supplement, we are concurrently offering, pursuant to a separate prospectus supplement, 4,300,000         % equity units, each consisting of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due May 16, 2010, issued by us. This offering of common stock and our offering of equity units are not contingent upon each other.

Investing in our common stock involves risks. For a description of these risks, see “ Risk Factors” beginning on page S-12.

PRICE $             PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters an option to purchase up to 510,000 additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about             , 2005.

Joint Book-Running Managers

Banc of America Securities LLC	Morgan Stanley	Wachovia Securities

Citigroup	Merrill Lynch & Co.

Janney Montgomery Scott LLC	Southwest Securities, Inc.

                        , 2005

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of shares of common stock and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the common stock in the prospectus supplement differs from the description of common stock in the accompanying base prospectus, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you. We have not authorized, and we have not authorized the underwriters to authorize, anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at www.pnm.com. Information contained on our website does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus supplement are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2004.

•	Current Reports on Form 8-K dated as of January 3, 2005, February 7, 2005, March 2, 2005, March 7, 2005 and two separate Current Reports dated as of March 15, 2005, one of which was amended by a Current Report on Form 8-K/A dated as of March 15, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

PNM Resources, Inc.

Investor Relations

Alvarado Square MS Z250

Albuquerque, New Mexico 87158

(505) 241-2700

ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus supplement including, specifically, our proposed future acquisitions and our expectations with respect to our business following such acquisitions. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statement.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our most recent Annual Report on Form 10-K and we refer you to that report for further information. These factors include:

•	the availability of cash of TNP,

•	the risks and uncertainties relating to the anticipated receipt of regulatory approvals for the proposed acquisition of TNP,

•	the risks that the businesses will not be integrated successfully,

•	the risk that the benefits of the TNP transaction may not be fully realized or may take longer to realize than expected,

•	disruption from the TNP transaction may make it more difficult to maintain relationships with customers, employees, suppliers or other third parties,

•	conditions in the financial markets relevant to the proposed TNP acquisition,

•	fluctuations in interest rates,

•	unseasonable weather,

•	availability of water supply,

•	changes in fuel costs,

•	availability of fuel supplies,

•	the effectiveness of risk management and commodity risk transactions,

•	seasonality and other changes in supply and demand in the market for electric power,

•	variability in wholesale power prices,

•	volatility surrounding market liquidity,

•	changes in the competitive environment in the electric and natural gas industries,

•	the performance of generating units and transmission systems,

•	our ability to secure long-term power sales,

•	the risks associated with completion of construction of the Luna Generating Facility, including construction delays and unanticipated cost overruns,

•	state and federal regulatory and legislative decisions and actions,

•	the outcome of legal proceedings,

•	changes in applicable accounting principles,

•	the performance of state, regional and national economies, and

•	the other factors described in “Risk Factors” in this prospectus supplement.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included in this prospectus supplement under “Forward-Looking Statements.”

PNM Resources, Inc.

We are an energy holding company based in Albuquerque, New Mexico, primarily engaged in the generation, transmission, distribution, sale and marketing of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. Our business is conducted through our principal subsidiary, Public Service Company of New Mexico. Our vision is to “Build America’s Best Merchant Utility.” We view a merchant utility as the balanced combination of a strong regulated utility with growth-oriented electric sales in competitive markets. Consistent with our growth strategy, we have entered into an agreement to acquire TNP Enterprises, Inc., or TNP, a Fort Worth-based energy holding company with regulated and competitive subsidiaries. In addition, we recently purchased a one-third interest in the partially constructed, combined cycle Luna Energy Facility near Deming, New Mexico. Upon anticipated completion in mid-2006, our share of this gas-fired combined-cycle plant will add 190 MW to our diverse generation portfolio. The details of both transactions are discussed below in the “Acquisitions” section of this prospectus supplement summary.

We are New Mexico’s largest electricity and natural gas provider, serving approximately 413,000 electric and 471,000 natural gas customers throughout the state. As of December 31, 2004, we had an integrated portfolio of 2,417 MW of generation, which we use to serve both regulated and unregulated load. Pursuant to a long-standing regulatory approach, we use a joint-dispatch method that serves both retail and wholesale markets. During 2004, our sales in the wholesale electric market accounted for approximately 62% of total MWh sales, of which 80% had been purchased for resale. For the year ended December 31, 2004, we generated approximately $1.6 billion in operating revenues, with approximately $659.5 million in gross profits (which is operating revenues less cost of energy sold) representing a 41.1% gross margin. Of those amounts, our wholesale business generated approximately $588.2 million in operating revenues, with approximately $96.4 million in gross profits representing a 16.4% gross margin, while our retail business generated approximately $1.1 billion in operating revenues, with approximately $562.3 million in gross profits representing a 51.9% gross margin. Our utility electric distribution system spans more than 4,098 miles of overhead lines and 4,303 miles of underground cable lines while the gas transmission system stretches about 1,545 miles and the distribution system consists of approximately 11,841 miles of pipe.

We believe that our investment in quality customer service and improved reliability has led to improved relationships with our regulators, legislature and other key stakeholders.

Our executive offices are located at Alvarado Square, Albuquerque, New Mexico 87158. Our website is located at www.pnm.com. The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement, references to “PNM Resources,” “we,” “our” and “us” refer to PNM Resources, Inc. and, unless the context otherwise indicates, do not include our subsidiaries, while references to “PNM” are to our principal subsidiary, Public Service Company of New Mexico.

The 2003 New Mexico Electric Rate Stipulation

In October 2002, PNM entered into a stipulated agreement with several parties pursuant to which PNM committed to a five-year plan to reduce its retail electric rates by 6.5% in two phases (a 4% reduction, which became effective on September 1, 2003, and a 2.5% reduction, which will become effective on September 1, 2005).

This stipulated agreement permits joint dispatch of PNM’s generating assets in both the regulated and wholesale markets, which facilitates the most efficient use of PNM’s generation assets and long-term power purchase agreements to economically serve all power supply obligations. PNM may, at any time during the effectiveness of this stipulated agreement, apply to the New Mexico Public Regulation Commission, or PRC, for any wholesale plants, which are generating plants not included in its jurisdictional rate base, to become jurisdictional assets.

This agreement also provides PNM with flexibility relating to the acquisition and financing of wholesale plants. For example, depending on the particular financing plan for the plant, either no PRC approval will be required or expedited PRC approval will be available for the acquisition and financing if, in either case, each of PNM’s and our senior debt is rated investment grade by Standard & Poor’s Rating Services, or S&P, or, in certain circumstances, by either Fitch, Inc. or Moody’s Investors Service, Inc., or Moody’s. Under the terms of this agreement, PNM may not invest more than $1.25 billion in wholesale plants through January 1, 2010, subject to extension (of which $159.9 million has been invested as of December 31, 2004).

This agreement also permits PNM at any time to transfer all or any portion of its wholesale plants to another legal entity if PNM’s debt-to-capital ratio will not exceed 65% after giving effect to the transfer and S&P confirms that the transfer will not cause PNM’s credit rating to fall below investment grade.

This agreement was approved by the PRC in January 2003. While beneficial to PNM’s retail electric customers, PNM also benefits from the rate certainty this settlement provides it through the end of 2007.

Our Strengths

•	Growth in Electric Load and Retail Electric Customer Base. From 2002 to 2004, the growth of our retail customer base and electric load outpaced the national average. Our electric load grew 3.25% from 2002 to 2004, compared to the national average of 1.22% during the same period. Our retail customer base grew each year by an average of 3.1% for electric and 2.0% for natural gas during that period. This growth contributed to our net earnings per diluted share for the year ended December 31, 2004 reaching $1.43.

•	Dividend Growth. We have increased the dividends we pay on our common stock at an annualized rate of 4.8% from 2002 through 2004. On December 7, 2004, our board of directors approved a further 15.6% increase in the annual dividend and announced a change in our dividend policy. Primarily as a result of the strong growth of our earnings in 2004 and the stability of our earnings profile, our board of directors has targeted a future payout ratio of 50% to 60% of consolidated earnings, a change from our past measure of 50% to 60% of utility earnings.

•	Experienced Wholesale Power Marketing. We have been active in the wholesale market since the 1980s and have been successful in both high and low-price market environments. We are focused on asset-backed electric sales and competitive marketing with a strong emphasis on long-term contracts. This is demonstrated by long-term sales contracts ranging from 1 to 16 years and an average contract maturity as of December 31, 2004 of 7.1 years for our wholesale business. Of our integrated portfolio of 2,417 MW of generation, currently approximately 1,876 MW, or 78%, is dedicated to meeting our obligations with respect to our retail load and long-term electric supply contracts.

•	Fuel Diversity. As of December 31, 2004, we had an integrated portfolio of 2,417 MW of generation, consisting of 1,729 MW of owned and leased generation and 688 MW of long-term contracts. As of December 31, 2004, based on capacity to generate electricity, our fuel mix was composed of 40% coal, 21% natural gas, 16% nuclear, 15% long-term power purchases and 8% wind. We strive to optimize fuel and operating costs in our utilization of our generating assets. In 2004, our actual generation, by MWh, consisted of 66% coal, 2% natural gas, 27% nuclear and 5% wind. In addition, we have been very successful in reducing our coal-related fuel costs. During the last three years, we have dropped our average cost of coal by 13.5%. We believe this is largely due to our recent transition from a surface coal mine to an underground mining operation to serve the San Juan Generating Station, which has resulted in lower fuel costs, higher coal quality, increased production and improved overall efficiency.

•	Positive Regulatory Framework. We have enjoyed a strong working relationship with the PRC. We believe this is favorably influenced by our customer satisfaction. We are among the leading electric utilities in reliability and have improved our customer satisfaction scores by 13% and 27% over the last four years for residential and business customers, respectively (based on a survey commissioned by us and conducted by a market research firm that conducts national utility customer satisfaction surveys). Our stipulated agreement approved by our regulators, discussed above, provides us with a degree of regulatory certainty by fixing our electric rates through 2007. This agreement allows us to acquire additional wholesale generation assets without regulatory approval through the end of 2009 under certain conditions, and permits us to continue to dispatch or source electric supply from both regulated and unregulated generation.

•	Strong Credit Quality. We have enhanced our credit profile and improved our credit ratings. In 2004, S&P increased PNM’s senior unsecured debt credit rating from BBB- to BBB, and Moody’s increased PNM’s senior unsecured debt credit rating from Baa3 to Baa2. Additionally, in 2004, both S&P and Moody’s began rating PNM’s short-term debt. This has allowed PNM to access the A-2/P-2 commercial paper market, which reduced its short-term borrowing rates by 50 to 60 basis points. PNM’s investment grade rating gives it access to the wholesale energy market on more favorable terms, including reduced or no collateral requirements with counterparties. Based on our current financing plan, S&P and Moody’s have affirmed PNM’s senior unsecured debt credit ratings and assigned our senior unsecured debt credit ratings of BBB- and Baa3, respectively, in each case after giving effect to the proposed TNP acquisition.

•	Refinancing Experience. We embarked on an aggressive program to systematically lower our average cost of debt beginning in 2003. Since inception, we have refinanced $482 million of debt securities, reducing interest expense by more than $15 million annually and lowering PNM’s average cost of debt to below 5%. We believe this demonstrated capability will be integral to achieving a successful integration of TNP.

•	Strong Risk Management. We have formulated a comprehensive set of risk management controls, policies and procedures, the implementation of which is overseen by senior-level management and our board of directors. Our risk-control organization is responsible for foreseeing and evaluating risks, and establishing and enforcing comprehensive polices, procedures and limits on an enterprise-wide basis.

•	Experienced and Disciplined Management Team. Our management team has successfully led us through both the regulatory and industry changes of the past several years, including the enactment and subsequent repeal of a New Mexico restructuring law. We have executed on our measured growth plans by operating an efficient regulated utility while expanding our wholesale business. Our growth strategy is to maintain a balance of regulated and wholesale earnings that add value from both a strategic and financial perspective. We believe that the Luna acquisition and the proposed TNP acquisition will further the successful implementation of our strategy.

Our Strategy

Our vision is to “Build America’s Best Merchant Utility.” To achieve this objective, our management intends to:

•	Grow Regulated and Unregulated Operations. We intend to grow both our retail and wholesale business by expanding our current operations and by acquiring additional value-enhancing assets. As evidenced by the Luna acquisition and the proposed TNP acquisition, we intend to continue to grow our revenues by expanding our geographic coverage in the Southwest, a region which not only shows rapid customer and load growth, but which we know well. We plan to focus on best practices in integrating our acquisitions to create a stronger presence in the Southwest market. We also intend to increase our presence in the Southwest market by buying generating assets and selling power from these assets through long-term contracts. In addition, we expect that the acquisition of First Choice Power as part of the proposed TNP acquisition, as discussed below, will provide a solid foundation for entry into the competitive retail market in Texas.

•	Acquire Additional Generating Assets in the Southwest Region. We intend to enhance and diversify our presence in the Southwest region through the acquisition of quality generation assets to serve our retail and wholesale load while maintaining diversity of fuel mix. We plan to increase long-term sales contracts in tandem with increases in our generation capacity. We expect to do this through the addition of gas-fired generation plants, the evaluation of new coal technologies and the acquisition of coal-fired facilities, the acquisition or development of renewable or clean technology resources and the use of long-term purchase contracts for power. As in the past, we intend to continue a disciplined approach to any acquisition, to match acquisitions to demand and hedge capacity with long-term contracts.

•	Maintain Prudent Cost Controls. Our management continues to maintain cost control procedures and expects to implement similar cost control procedures at TNP once the acquisition is complete. As a result of PNM’s coal contract, its fuels group has also been able to hedge our exposure to coal prices at the San Juan Generating Station for the next 12 years, which we believe will help us improve or maintain gross margins if coal costs rise.

•	Continue to Improve Credit Strength and Reduce Cost of Capital. A high priority and long-term commitment is to maintain our investment grade rating in any type of regulatory or commodity price scenario. We believe TNP offers an opportunity to derive additional value through the stronger credit profile of the combined entity. We have reduced PNM’s weighted average cost of long-term debt from 6.56% at December 31, 2002 to 4.77% at December 31, 2004. In addition, as discussed below, we expect to reduce TNP’s current financing costs by at least $40.0 million annually, on a pre-tax basis, through the refinancing of TNP’s high cost capital.

•	Commitment to Corporate Citizenship. We are committed to our guiding principle, “Do the Right Thing.” This commitment serves as the cornerstone of our ethics and compliance efforts and underscores our effort to ensure that dealings with our customers, employees, shareholders and business partners are above reproach. This is evidenced by our environmental sustainability program with aggressive five-year goals for reducing water usage, improving air quality, reducing waste streams and becoming a leader in the development of renewable energy.

Acquisitions

Proposed Acquisition of TNP Enterprises, Inc.

On July 25, 2004, we announced the proposed $1.024 billion acquisition of TNP, including its principal subsidiaries Texas-New Mexico Power Co., or TNMP, and First Choice Power. We expect the proposed TNP acquisition to be accretive to our earnings and free cash flow in the first full year after closing.

TNP is the privately owned holding company of TNMP and First Choice Power. TNMP provides transmission and distribution services to retail electric providers in Texas’ competitive electricity market, serving approximately 207,000 retail customers in Texas and approximately 49,000 in New Mexico. First Choice Power is one of the state’s retail electric providers with approximately 56,000 retail customers in Texas.

This transaction is subject to customary closing conditions and remaining regulatory approvals, including from the PRC, the Public Utility Commission of Texas, or PUCT, and the SEC under the Public Utility Holding Company Act of 1935, or the Holding Company Act. No shareholder approval is required for the acquisition. We believe that all conditions precedent to closing, including final resolution of regulatory proceedings, can be met so that closing can occur in the second quarter of 2005. We will lead the integration efforts and implementation of the transition plan that will be executed upon receiving regulatory approvals.

On February 2, 2005, we were notified that the proposed acquisition of TNP had received anti-trust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 from the Federal Trade Commission.

On February 3, 2005, we announced that we had reached an agreement in Texas that represents a significant step in the process of completing our acquisition of TNP. The settlement agreement is among us, TNMP, several cities in Texas, the Office of Public Utility Counsel in Texas and other intervenors. The settlement agreement outlines terms and conditions necessary for the PUCT to deem the acquisition to be in the public interest, and includes a two-year electric rate freeze, a rate reduction in TNMP’s retail delivery rates and a synergy savings credit. The settlement agreement is unopposed. On February 10, 2005, the Texas administrative law judge assigned to hear the acquisition case passed the settlement to the PUCT for its action. The PUCT is expected to consider the agreement at its March 31, 2005 open meeting.

On February 28, 2005, we announced that we had also reached an agreement with parties in New Mexico. The stipulation agreement is among us, TNMP, the staff of the PRC, the New Mexico State Attorney General’s office and the New Mexico Industrial Energy Consumers. The stipulation agreement was unopposed, and includes a stipulation among the parties to it that the proposed TNP acquisition should be approved by the PRC, and includes rate reductions for TNMP’s New Mexico electric customers and certain rate credits for our New Mexico customers resulting from synergy savings. The stipulation agreement was filed with the PRC on February 28, 2005, and still must be approved by the PRC. A hearing has been scheduled before a PRC hearing examiner on April 11, 2005.

On March 2, 2005, the Federal Energy Regulatory Commission, or FERC, issued an order approving the proposed acquisition. The FERC determined that the acquisition was in the public interest. The FERC approved our request for the use of an independent market monitor to mitigate any competitive harm. We believe that the order does not contain any conditions that are burdensome, unusual or not customary to utility acquisitions.

We believe that the proposed TNP acquisition is consistent with our strategic plan of balancing stable and predictable revenue streams with prudent and measured growth opportunities. Upon the consummation of the proposed TNP acquisition, we will serve approximately 1.2 million customers, with 725,000 electric customers and 471,000 gas customers. Of the electric customers, approximately 163,000 will be price-to-beat customers in Texas and 56,000 will be retail customers in Texas. We believe TNMP’s utility operations will provide an additional stable source of revenue and cash flow.

The proposed TNP acquisition will strengthen our position as a leading energy provider in the growing Southwest region, providing market, customer and regulatory diversity. In addition, we expect First Choice Power’s established retail customer base and operations, when combined with our generation source hedging, financial strength and power-marketing expertise, to present additional potential to improve margins and increase market penetration in Texas.

Based on reported results for the fiscal year ended December 31, 2004, our operating revenues combined with those of TNP would exceed $2.3 billion. The combined company would serve a number of growing communities, including Albuquerque, Santa Fe and Alamogordo in New Mexico, as well as suburban areas around Dallas-Fort Worth, Houston and Galveston in Texas. Through First Choice, we would also serve customers throughout the Electric Reliability Council of Texas region.

Acquisition of Luna Energy Facility

On November 12, 2004, we purchased a one-third interest in a partially constructed, combined-cycle power plant near Deming, New Mexico, called the Luna Energy Facility, which we refer to as the Luna acquisition. The facility is designed to be capable of producing 570 MW (of which we will be entitled to 190 MW) when completed, which we expect to be in mid-2006.

Two other equal co-purchasers along with us paid a combined $40 million for the Luna Energy Facility and will invest an aggregate of approximately $100 million to complete construction. Construction was suspended in September 2002 when the plant was approximately 50% complete. We will manage the plant’s construction and operation once completed. On February 24, 2005, we signed a contract with Fluor Enterprises, Inc. to resume construction of the plant. In keeping with our environmental sustainability program and the conditions of the Luna Energy Facility’s permits, we intend to use treated effluent water from the City of Deming to reduce the plant’s use of fresh water by one-third and to install a selective catalytic reduction system to dramatically reduce emissions of nitrogen oxide.

We believe that the Luna Energy Facility strategically fits well into our portfolio of generation assets because of its location in southern New Mexico, its low capital costs, its efficient heat rate, its anticipated low dispatch costs and its use of clean burning gas technology. We anticipate that the plant will be jointly dispatched as part of PNM’s overall generation portfolio.

Financing Plan

The following table shows the expected sources and uses of capital from our completed and planned financings in connection with the Luna construction and the proposed TNP acquisition and recapitalization. We expect that this recapitalization will result in a net long-term debt and preferred stock reduction of approximately $500 million. We expect the proposed recapitalization to occur approximately 30 days after the closing of the proposed TNP acquisition to allow for certain prescribed redemption notice periods. Overall, we expect that the refinancing of high cost TNP capital will help generate pre-tax interest and preferred dividend savings of at least $40.0 million annually. See also “Use of Proceeds.” The amounts in this table are estimates.

Sources	(in millions)

PNM Resources Cash	$80.0
TNP Cash (1)	141.0
PNM Resources Debt Issuance (2)	100.0
PNM Resources Common Stock Issuance to Public (3)	90.1
PNM Resources Equity Units Issuance to Cascade (4)	100.0
PNM Resources Equity Units Issuance to Public (5)	208.2
PNM Resources Common Stock Issuance to TNP Stockholders (6)	82.5
PNM Resources Short-Term Borrowings	56.7

Total	$858.5

Uses

TNP Long-Term Debt Call (7)	$275.0
TNP Term Bank Loan Repayment (8)	111.0
TNP Preferred Stock Redemption (9)	197.0
TNP Purchase Consideration (10)	165.0
Accrued Interest and Dividends on TNP Long-Term Debt and Preferred Stock	10.4
Early Redemption Premium on TNP Long-Term Debt	13.8
Early Redemption Premium on TNP Preferred Stock	19.7
Luna Construction Costs (11)	36.6
Other Merger Costs	30.0

Total	$858.5

See footnotes on following page.

(1)	Estimated amount of cash expected to be on TNP’s balance sheet as of the closing date of the proposed TNP acquisition.
(2)	On November 15, 2004, as part of our $400 million, unsecured revolving credit facility, we entered into a floating-to-fixed interest rate swap to finance the debt component of the proposed acquisition of TNP. This agreement fixes the interest rate on $100 million of borrowings under the revolving credit facility at 4.97% through November 2009.
(3)	Represents the estimated net proceeds of this offering assuming the underwriters’ option to purchase up to 510,000 additional shares of common stock is not exercised.
(4)	On August 13, 2004, we entered into an agreement with Cascade Investment LLC, or Cascade, under which Cascade agreed to invest $100 million in equity units to be issued by us with an initial coupon not to exceed 6.625% per year. The transaction is expected to close upon the consummation of the proposed TNP acquisition. The senior notes that will be components of the equity units are expected to be remarketed to satisfy the obligation to purchase between 3,981,600 and 4,778,000 shares of our common stock (or, at the option of Cascade, between 398,160 and 477,800 shares of our convertible preferred stock, whereby each share of preferred stock would be convertible into ten shares of our common stock) following the third anniversary of the initial issuance. As of the date of this prospectus supplement, Cascade intends to exercise its right to purchase shares of convertible preferred stock in lieu of shares of common stock. See “Description of Capital Stock – Potential Changes in Voting Rights” in the accompanying prospectus.
(5)	Represents the estimated net proceeds from our concurrent offering of equity units pursuant to a separate prospectus supplement and assumes that the underwriters’ option to purchase up to 645,000 additional equity units is not exercised.
(6)	Represents the 50% of the total consideration for the proposed TNP acquisition that is payable in shares of our common stock, which we estimate to be approximately 4.1 million shares.
(7)	Represents TNP’s 10.25% senior subordinated notes due 2010.
(8)	Represents TNP’s term bank loan due December 2006. As of December 31, 2004, the effective interest rate on this loan was approximately 7.5%.
(9)	Represents TNP’s senior redeemable cumulative preferred stock with no par value, with a current distribution rate of 14.50%, the dividends under which become payable in cash beginning October 1, 2005.
(10)	Consists of equal amounts of cash and our common stock. The purchase price is subject to upward or downward adjustments in certain circumstances.
(11)	Represents our one-third share of the total estimated construction cost of $110 million which will be expended over the next 12 to 15 months.

The Offering

Common stock offered hereby	3,400,000 shares (1)

Common stock to be outstanding after this offering	63,864,595 shares (1)(2)

Use of proceeds	We intend to use the aggregate net proceeds from this offering, together with the net proceeds from the concurrent offering of our equity units, to retire high cost TNP debt and preferred stock, to finance the completion of construction of the Luna Energy Facility and for other general corporate purposes.

New York Stock Exchange symbol	“PNM”

(1)	Does not include up to 510,000 additional shares issuable upon the exercise of the underwriters’ over-allotment option.
(2)	Based on 60,464,595 shares of common stock outstanding as of December 31, 2004. This number does not include 3,605,968 shares of common stock issuable upon the exercise of outstanding stock options at such date.

Our Concurrent Offering

In addition to the shares being offered by this prospectus supplement, we are concurrently offering, pursuant to a separate prospectus supplement, up to 4,300,000         % equity units, each consisting of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due May 16, 2010, issued by us. The purchase contracts will obligate holders to purchase from us, no later than May 16, 2008, for a price of $50 in cash, between              and                      shares of our common stock, subject to anti-dilution adjustments.

This offering of our common stock and our concurrent offering of equity units are not contingent upon each other. See “Capitalization.”

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the specific factors under “Risk Factors” beginning on page S-12.

Summary Financial Data

The summary historical consolidated financial data of PNM Resources, Inc. set forth below has been derived from the consolidated financial statements of PNM Resources, Inc., which have been audited by Deloitte & Touche LLP independent auditors, and incorporated by reference in this prospectus supplement and the accompanying prospectus from PNM Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. This information is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for PNM Resources, Inc. and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,
	2004	2003	2002
	(in millions, except per share data)
Statement of Income Data:
Operating revenues	$1,605	$1,456	$1,119
Operating expenses	1,492	1,337	1,017
Operating income	113	119	102
Net earnings before cumulative effect of change in accounting principle	88	59	64
Cumulative effect of change in an accounting principle, net of income taxes	-	36	-
Net earnings	$88	$95	$64
Earnings per common share:
Basic	$1.45	$1.60	$1.09
Diluted	$1.43	$1.58	$1.07

	As of December 31,
	2004	2003
	(in millions)
Balance Sheet Data:
Total assets	$3,488	$3,379
Long-term debt, less current maturities	988	987
Preferred stock not subject to mandatory redemption	12	12
Common stockholders’ equity	1,100	1,077

RISK FACTORS

In considering whether to purchase our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in “Forward-Looking Statements” in this prospectus supplement.

We may not be able to complete our acquisition of TNP. If we do not complete the acquisition, dilution to our earnings per share will result unless we are able to avoid or mitigate such dilution.

On July 25, 2004, we entered into an agreement with TNP to acquire all the outstanding common stock of TNP for a currently estimated purchase price of $165.0 million comprised of equal amounts of our common stock and cash. We will also assume approximately $835.0 million of TNP’s net debt and senior redeemable cumulative preferred stock. Our financing plan for the proposed TNP acquisition is summarized in this prospectus supplement under “Prospectus Supplement Summary – PNM Resources, Inc. – Acquisitions.” Although we have received anti-trust clearance under the Hart-Scott-Rodino Act and FERC approval, the proposed TNP acquisition remains subject to various other regulatory approvals, including the PRC, the PUCT and the SEC, and other customary closing conditions.

Although we expect to complete the transaction by the second quarter of 2005, we cannot be certain that all of the required approvals will be obtained, that the other closing conditions will be satisfied, or that we will have successfully raised sufficient additional capital within that time frame, if at all, or without terms and conditions that may have a material adverse effect on our operations. If we are unable to complete the proposed TNP acquisition, any issuance of common stock in anticipation of the acquisition will result in dilution to our earnings per share unless we are able to avoid or mitigate such dilution.

We may fail to successfully integrate acquisitions, including TNP, into our other businesses or otherwise fail to achieve the anticipated benefits of pending and future acquisitions.

As part of our growth strategy, we are pursuing, and intend to continue to pursue, a disciplined acquisition strategy. While we expect to identify potential synergies, cost savings, and growth opportunities prior to the acquisition and integration of acquired companies or assets, we may not be able to achieve these anticipated benefits due to, among other things:

•	delays or difficulties in completing the integration of acquired companies or assets,

•	higher than expected costs or a need to allocate resources to manage unexpected operating difficulties,

•	diversion of the attention and resources of our management,

•	reliance on inaccurate assumptions in evaluating the expected benefits of a given acquisition,

•	inability to retain key employees or customers of acquired companies, and

•	assumption of liabilities unrecognized in the due diligence process.

With respect to the proposed TNP acquisition, we cannot assure you that we will be able to successfully integrate TNP with our current businesses. The integration of TNP with our other businesses will present significant challenges and, as a result, we may not be able to operate the combined company as effectively as expected. Also, even if PNM manages to realize greater than anticipated benefits from the integration of TNP into its business, as a regulated entity, PNM may be required by its regulators to return these benefits to its ratepayers. In connection with the Texas and New Mexico settlements relating to the proposed TNP acquisition, for example, we agreed to provide ratepayers in Texas and New Mexico with rate credits over various periods of time resulting from anticipated synergy savings from the acquisition. We may also fail to achieve the anticipated benefits of the acquisition as quickly or as cost-effectively as anticipated or may not be able to achieve those benefits at all.

While we expect that this acquisition will be accretive to earnings and cash flow in the first full year of operation after the transaction is completed, this expectation is based on important assumptions, including assumptions related to interest rates, market prices for power, our ability to achieve operational benefits from operating the companies as a unified operation and the percentage of TNP’s customers that we will be able to retain, which may ultimately be incorrect. The agreement we have entered into with the PUCT staff and others relating to the proposed TNP acquisition includes a two-year electric rate freeze and a $13.0 million annual rate reduction in TNMP’s retail delivery rates effective May 1, 2005. Additionally, the agreement entered into with the PRC staff and others provides TNMP’s New Mexico electric customers with a three-phase 15% rate reduction to begin January 2006 and end December 2010 as well as synergy credits totaling approximately $3.1 million annually for TNMP and PNM customers combined for at least two years. As a result, if we are unable to integrate our businesses with TNP effectively or achieve the benefits anticipated, our business, financial position, results of operations and liquidity may be materially adversely affected.

We are subject to complex government regulation, which may have a negative impact on our business, financial position and results of operations.

We are subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influences our operating environment and may affect our ability to recover costs from utility customers. In particular, the PRC, the SEC, the FERC, the United States Nuclear Regulatory Commission, or NRC, the United States Environmental Protection Agency, or EPA, and the New Mexico Environment Department regulate many aspects of our utility operations, including siting and construction of facilities, conditions of service, the issuance of securities, and the rates that we can charge customers. We are required to have numerous permits, approvals and certificates from these agencies to operate our business. The rates that our principal subsidiary, PNM, is allowed to charge for its retail services are the single most important item influencing our business, financial position, results of operations and liquidity. As discussed below, PNM is subject to a rate freeze providing for no changes in retail electric rates through December 31, 2007, subject to limited exceptions.

As a public utility holding company, we are subject to regulation by the SEC under the Holding Company Act. The rules and regulations promulgated under the Holding Company Act impose a number of restrictions on the operations of registered public utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. The Holding Company Act also generally limits the operations of a registered public utility holding company to a single integrated public utility system, plus additional energy-related businesses. The Holding Company Act requires that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

We are unable to predict the impact on our business and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations may require us to incur additional expenses or change business operations, and therefore may have an adverse impact on our results of operations. Because of pending federal regulatory reforms, the public utility industry is undergoing a fundamental change. New Mexico repealed the Electric Utility Industry Restructuring Act of 1999 in 2003 and abandoned its plans to transform the industry from one of vertically integrated monopolies to one with deregulated, competitive generation. However, the FERC has proposed a standard market design, which would establish independently governed regional transmission organizations with common rules for market operations. The FERC’s efforts have been opposed by a number of states, primarily in the Southeast and the West, because of concern that the standard market design does not provide for regional differences and does not represent a cost-efficient approach to wholesale markets. Energy legislation, which could affect the FERC’s activities, remains under consideration in Congress. In 2003, in an attempt to ease concerns with its standard market design proposal, the FERC issued a white paper defining a wholesale power market platform which would replace the standard market design. Both the standard market design and wholesale power market platform proposals are still pending further action by the FERC. Our future results will be impacted by the form of the FERC rules, if adopted, the costs of complying with rules and legislation that may call for regulatory reforms for the industry, and the resulting market prices for electricity and natural gas.

PNM’s retail electric rate reduction and retail electric rate freeze could adversely affect its profit margin if it does not control costs.

With PRC approval, PNM agreed to decrease its retail electric rates by 6.5% in two phases as follows: 4% effective September 1, 2003, and an additional 2.5% effective September 1, 2005. PNM also agreed to freeze these reduced retail electric rates through December 31, 2007. PNM’s costs, however, are not frozen. Thus, PNM’s ability to maintain its profit margins depends upon increased demand for electricity and PNM’s efforts to control costs incurred in supplying that electricity, including, in particular, its coal costs.

PNM does not have the benefit of a fuel adjustment clause for its retail electric operations that would allow it to recover increased fuel and purchased power costs from customers. In addition, as part of the New Mexico settlement relating to the proposed TNP acquisition, TNMP’s current fuel and purchased power adjustment clauses will be eliminated no later than March 31, 2006. To the extent that PNM has not hedged its fuel and power costs, it is exposed to changes in fuel and power prices to the extent fuel for its electric generating facilities and power must be purchased on the open market in order for it to serve its retail electric customers. PNM anticipates being able to reduce base fuel costs as a result of its revised coal contract relating to the new underground mine serving the San Juan Generating Station. However, if the anticipated base fuel cost savings do not occur because of problems at the new mine or if PNM cannot control other operating expenses, the retail electric rate freeze may decrease PNM’s profit margin. The retail electric rate freeze will also affect PNM’s ability to earn a return or recover from its customers costs associated with investments in generation, transmission and distribution facilities since it will not be able to increase retail electric rates to recover those costs until at least after the end of the rate freeze. For example, in connection with the electric retail rate freeze stipulation, PNM agreed to invest $60 million per year through 2007 in gas and electric utility infrastructure (this amount will increase to $64 million per year after PNM and TNMP are integrated). If future recovery of these costs ceases to be probable, PNM would be required to record a charge to earnings in the period for the portion of the costs that were determined not to be recoverable. The electric retail rate freeze stipulation does, however, allow PNM to seek a general rate adjustment for certain changes in environmental or tax laws.

We are not able to predict what rate treatment PNM will receive following the expiration of the retail electric rate freeze in New Mexico. Some of the factors that influence rates are largely outside our control. In response to competitive, economic, political, legislative and/or regulatory pressures we may have to agree to further rate freezes, rate refunds or rate reductions, any or all of which could have a significant adverse effect on our business, financial position, results of operations and liquidity.

We are currently the subject of several regulatory proceedings and named in multiple lawsuits with respect to our participation in western energy markets.

The FERC is conducting industry-wide proceedings and investigations related to the alleged dysfunctions of the organized California market and the Pacific Northwest market during 2000 and 2001. In September 2002, an administrative law judge conducted hearings regarding sales into the California wholesale electric market by ourselves and others in 2000 and 2001. The administrative law judge then issued “Proposed Findings on California Refund Liability” in December 2002, determining that the California Independent System Operator had, for the most part, correctly calculated the amounts of potential refunds owed by sellers. In March 2003, the FERC issued an order substantially adopting the administrative law judge’s findings, but requiring a change to the formula used to calculate refunds, which would have the effect of increasing PNM’s refund liability. In September 2004, the United States Court of Appeals for the Ninth Circuit issued its decision in one of the lead appellate cases addressing the FERC’s refund order. The Ninth Circuit determined that the FERC has the authority to order refunds for these transactions if it elects to do so and remanded the case to the FERC for further proceedings, including a determination as to whether additional refunds are appropriate. We cannot predict the ultimate outcome of any FERC proceeding that may result from the final decision or whether we will ultimately be directed to make any additional future refunds as a result of the decision.

For the proceedings related to the Pacific Northwest market, in June 2003, the FERC denied the request of certain parties for retroactive refunds for spot market sales. In November 2003, the FERC denied rehearing requests made by certain parties seeking refunds in the Pacific Northwest markets. The Port of Seattle filed a petition for review of the FERC’s decision with the Ninth Circuit in November 2003. We cannot predict the ultimate outcome of this appeal, or whether we will ultimately be directed to make any refunds.

In addition, the California Attorney General filed a complaint with the FERC against certain companies, including PNM, and “all other public utility sellers” in California alleging that sellers with market-based rates have violated their tariffs by not filing with the FERC transaction-specific information about all of their sales and purchases at market-based rates. As a result, the California Attorney General contends that all past sales should be subject to refund if found to be above just and reasonable levels. The complaint was denied by the FERC and subsequently appealed by the California Attorney General to the Ninth Circuit. In September 2004, the Ninth Circuit upheld the FERC’s market-based rate authority, but held that the FERC violated its administrative discretion by declining to investigate whether it should order refunds from sellers who failed to provide transaction-specific reports to the FERC as required by its rules. The Ninth Circuit determined that the FERC has the authority to order refunds for these transactions if it elects to do so and remanded the case back to the FERC for further proceedings, including a determination as to whether additional refunds are appropriate. We cannot predict the ultimate outcome of this proceeding or whether we ultimately will be directed to make any additional future refunds as a result. The California Attorney General has also threatened litigation against PNM in a state court in California based on similar allegations.

On June 14, 2004, PNM received notice that it had been included in a list of 56 defendants that have been sued by the City of Tacoma Department of Public Utilities, or Tacoma, in federal district court in the State of Washington. The complaint alleged PNM and certain other defendants, who allegedly engaged in buying, selling and marketing power in California and other locations in the western United States, acted in concert among themselves and with non-defendant trading co-conspirators that were engaged in conduct that amounted to “market manipulations”, which the complaint defines as a pattern of activities that had the purpose and effect of creating the impression that the demand for power was higher, the supply of power was lower, or both, than was in fact the case. The complaint alleged these activities of the trading defendants and the co-conspirators resulted in substantially increased prices for energy in the Pacific Northwest spot market in excess of what otherwise would have been the price absent such unlawful acts, in violation of antitrust laws. The complaint asserted damages in excess of $175.0 million from the multiple defendants. There have been three recent Ninth Circuit decisions that, collectively, appear to make Tacoma’s case more difficult to prevail. As a result, PNM joined a motion to dismiss the Tacoma complaint given Ninth Circuit precedent. In a decision issued in February 2005, the district court judge in the case granted defendants’ motion to dismiss. As a result, the antitrust lawsuit against PNM filed by the City of Tacoma Department of Public Utilities has been dismissed.

In addition to the regulatory proceedings and litigation described above, PNM is also involved in other regulatory proceedings and litigation arising out of PNM’s participation in the western energy markets that are described in the notes to our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Although we do not believe the outcome of any of these proceedings or litigation will have a material adverse effect on our business, financial position, results of operations or liquidity, we cannot predict the outcome of these proceedings or litigation.

There are inherent risks in the operation of nuclear facilities, such as environmental, health and financial risks and the risk of terrorist attack.

PNM has a 10.2% undivided interest in Palo Verde Nuclear Generating Station, or PVNGS, with portions of its interests in Units 1 and 2 held under leases. PVNGS is subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks and unscheduled outages due to equipment and other problems. PNM maintains nuclear decommissioning trust funds and external insurance coverage to minimize its financial exposure to some of these risks; however, it is possible that damages could exceed the amount of insurance coverage. Although the decommissioning trust funds are designed to provide adequate funds for decommissioning at the end of the expected life of the PVNGS units, there is the risk of insufficient decommissioning trust funds in the event of early decommissioning of the units.

The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of noncompliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at PVNGS, if an incident did occur, it could materially and adversely affect our business, financial position, results of operations and liquidity. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

Each PVNGS lease describes certain events, including “Events of Loss” or “Deemed Loss Events,” the occurrence of which could require PNM to, among other things, (a) pay the lessor and the equity investor, in return for the investor’s interest in PVNGS, cash in the amount provided in the lease and (b) assume debt obligations relating to the PVNGS lease. The “Events of Loss” generally relate to casualties, accidents and other events at PVNGS, which would severely, adversely affect the ability of the operating agent, APS, to operate, and the ability of PNM to earn a return on its interests in, PVNGS. The “Deemed Loss Events” consist mostly of legal and regulatory changes (such as changes in law making the sale and leaseback transactions illegal, or changes in law making the lessors liable for nuclear decommissioning obligations). We believe that the probability of such “Events of Loss” or “Deemed Loss Events” occurring is remote for the following reasons: (1) to a large extent, prevention of “Events of Loss” and some “Deemed Loss Events” is within the control of the PVNGS participants, including us, and the PVNGS operating agent, through the general PVNGS operational and safety oversight process and (2) with respect to other “Deemed Loss Events,” which would involve a significant change in current law and policy, we are unaware of any pending proposals or proposals being considered for introduction in Congress, or in any state legislative or regulatory body that, if adopted, would cause any of those events.

The operation of PVNGS requires licenses that need to be periodically renewed and/or extended. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

Our financial performance may be adversely affected if our power plants and transmission and distribution system are not successfully operated.

Our financial performance depends on the successful operation of our generation, transmission and distribution assets. Unscheduled or longer than expected maintenance outages, other performance problems with our electric generation assets, severe weather conditions, accidents and other catastrophic events, disruptions in the delivery of fuel and other factors could reduce our excess generation capacity and therefore limit our ability to opportunistically sell excess power in the wholesale market. Diminished generation capacity could also result in our aggregate net open forward electric sales position being larger than our forecasted generation capacity. If this were to occur, we would have to make purchases of electricity in the wholesale market under contracts priced at the time of execution or, if in the spot market, at the then-current market price. There can be no assurance that sufficient electricity would be available at reasonable prices, or at all, if such a situation were to occur. Failures of transmission or distribution facilities may also cause interruptions in the services we provide. These potential generation, distribution and transmission problems, and any potentially related service interruptions, could result in lost revenues and additional costs.

Our counterparties may not meet their obligations to us.

We are exposed to risk that counterparties, which owe us money, energy or other commodities or services, will not be able to perform their obligations. The possibility that certain counterparties may fail to perform their obligations has increased due to financial difficulties, in some cases brought on by improper or illegal accounting and business practices, affecting some participants in the energy industry. Should the counterparties to these arrangements fail to perform, we might be forced to honor the underlying commitment at then-current market prices. In such event, we might incur losses in addition to amounts, if any, already paid to the counterparties.

Our operations are subject to risks beyond our control that may reduce our revenues.

Our revenues are affected by the demand for electricity and natural gas. That demand can vary greatly based upon:

•	weather conditions, seasonality and temperature extremes,

•	fluctuations in economic activity and growth in our service area and the Western region of the United States, and

•	the extent of additional energy available from current or new competitors.

Weather conditions will impact the revenues that we obtain from our electric wholesale sales. Very warm and very cold temperatures, especially for prolonged periods, can dramatically increase the demand for electricity for cooling and heating, respectively, as opposed to the effect of more moderate temperatures. Very warm temperatures inside our service territory reduce the amount of power available to sell on the wholesale market.

Drought conditions in New Mexico generally, and especially in the Four Corners region, in which the San Juan Generating Station and the Four Corners Generating Station are located, may affect the water supply for our generating plants. If adequate precipitation is not received in the watershed that supplies the Four Corners areas, we may have to decrease generation at these plants, which would reduce our ability to sell excess power on the wholesale market and reduce our revenues. As such, if the drought conditions continue or regulators or legislators take action to limit our supply of water, our business may be adversely impacted. Although we have been able to maintain adequate access to water in the past, we cannot be certain that we will be able to do so in the future.

An inability to access capital could limit our ability to execute our growth strategy and finance capital requirements, which could adversely affect our business, financial position, results of operations and liquidity.

We rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for any capital requirements not satisfied by the cash flow from our operations, which could include capital requirements for energy infrastructure investments and funding new programs. If we are not able to access capital at competitive rates or at all, our ability to implement our growth strategy and our ability to finance capital requirements, if needed, will be limited. We believe that we will maintain sufficient access to these financial markets based upon our current credit ratings. However, market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to raise capital through the issuance of securities or other borrowing arrangements, which could have a material effect on our business, financial position, results of operations and liquidity. Such disruptions could include:

•	an economic downturn,

•	capital markets conditions generally,

•	the bankruptcy of an unrelated energy company,

•	increased market prices for electricity and gas,

•	terrorist attacks or threatened attacks on our facilities or those of unrelated energy companies, and

•	the overall health of the utility industry.

A significant reduction in our credit ratings could materially and adversely affect our business, financial position, results of operations and liquidity.

We cannot be sure that any of our ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade:

•	could increase our borrowing costs, which would diminish our financial results,

•	could require us to pay a higher interest rate in future financings and the potential pool of investors and funding sources could decrease,

•	could increase our borrowing costs under certain of our existing credit facilities,

•	could also require us to provide additional support in the form of letters of credit or cash or other collateral to various counterparties (as of December 31, 2004, the potential dollar value of the collateral calls was $117 million, $93 million of which was tied to PNM’s seasonal purchase of gas),

•	could limit our access to the commercial paper market, and

•	below investment grade credit ratings would require approvals from the PRC for new wholesale plant projects and for continuing to participate in wholesale plant projects of more than a certain dollar value and under certain conditions.

The ratings from rating agencies reflect only the views of such rating agencies and are not recommendations to buy, sell or hold our securities and each rating should be evaluated independently of any other rating. Any downgrade or withdrawal of our ratings may have an adverse effect on the market price of our outstanding debt.

Costs of environmental compliance, liabilities and litigation could exceed our estimates which could adversely affect our business, financial position, results of operations and liquidity.

Compliance with federal, state and local environmental laws and regulations may result in increased capital, operating and other costs, including remediation and containment expenses and monitoring obligations. We cannot predict how we would be affected if existing environmental laws and regulations were revised, or if new environmental laws and regulations seeking to protect the environment were adopted, but any such changes could increase our financing requirements or otherwise adversely affect our business, financial position, results of operations and liquidity. Revised or additional laws and regulations could also result in additional operating restrictions on our facilities or increased compliance costs which may not be fully recoverable in our rates, thereby reducing our net income. For example, any future changes in the interpretation of the Clean Air Act’s new source review provisions could potentially increase our operating and maintenance costs substantially. Similarly, on March 15, 2005, the EPA adopted the Clean Air Mercury Rule, which is intended to reduce mercury emissions from coal-fired generation plants. We cannot be certain how this rule will affect us.

In addition, we may be designated as a responsible party for environmental clean-up at a site identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up and compliance costs, and the possibility that changes will be made to the current environmental laws and regulations. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Failure to comply with environmental laws and regulations, even if caused by factors beyond our control, may result in the assessment of civil or criminal penalties and fines against us. For example, in October 2003, the Texas Commission on Environmental Quality, or TCEQ, requested information from PNM concerning any involvement that PNM had with San Angelo Electric Service Company, or SESCO, a former electrical equipment repair and sales company located in San Angelo, Texas. PNM was informed that the TCEQ and the EPA claim to have identified contamination of the soil and groundwater at the site. TCEQ is conducting a site investigation of a SESCO facility pursuant to the Texas Solid Waste Act, and the SESCO site has been referred to the Superfund Site Discovery and Assessment Program. The primary concern appears to be polychlorinated biphenyls in soil and groundwater on and adjacent to the site. The TCEQ is conducting the site investigation to determine what remediation activities are required at the SESCO site and to identify potentially responsible parties. On February 8, 2005, PNM agreed to participate in the potentially responsible party committee. PNM will voluntarily participate with the others in the investigation and may participate in any required remediation at the SESCO facility in San Angelo, Texas. PNM is still investigating its role in the matter, and is unable to predict the outcome at this time.

Our business, results of operations and financial position may be adversely affected if we do not successfully compete for wholesale customers and generation plant acquisition opportunities. Our wholesale plants will be exposed to price risk to the extent they must compete for the sale of energy and capacity.

The electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, and due to the trading of energy futures contracts on various commodities exchanges. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. Also, in July 2002, the FERC issued a notice of proposed rulemaking (which has not yet been adopted) related to open access transmission service and standard electricity market design.

As a result of the changing regulatory environment and the relatively low barriers to entry (which include, in addition to open access transmission service, relatively low construction costs for new generating facilities), we expect competition to steadily increase. This increased competition could affect our load forecasts, acquisition opportunities and wholesale energy sales and related revenues. Given that during 2004, our sales in the wholesale electric market accounted for approximately 62% of our total MWh sales, the impact of these changes on our financial results could be material. The effect on our business, results of operations and financial position could vary depending on the extent to which:

•	we are able to acquire additional generation to compete in the wholesale market,

•	new opportunities are created for us to expand our wholesale load, and

•	current wholesale customers elect to purchase from other suppliers after existing contracts expire.

Our long-term contracts to supply power expire from 2006 through 2020. Our ability to renew these contracts at terms comparable to those currently in place is dependent upon prevailing market conditions at the time of negotiations. Currently, we have a long-term firm commitment contract with TNP of 114 MW that expires in 2006. The contract is priced above current market prices. If the TNP acquisition is completed, we expect to provide the power supply needs of TNP. However, if the TNP acquisition is not completed, we believe that we will be able to significantly mitigate any revenue loss due to rising short-term and forward markets.

To the extent electric capacity generated by our wholesale plants is not under contract to be sold or committed to serving our retail electric load (which is currently approximately 22% of our integrated generation portfolio), either now or in the future, our business, results of operations and financial position will generally depend on the prices that can be obtained for energy and capacity in New Mexico and adjacent markets. Among the factors that would influence these prices, all of which are beyond our control to a significant degree, are those described in the next risk factor.

We may not be able to mitigate fuel and wholesale electricity pricing risks, which could result in unanticipated liabilities or increased volatility in our earnings.

Our business and operations are subject to changes in purchased power prices and fuel costs that may cause increases in the amounts we must pay for power supplies on the wholesale market and the cost of producing power in our generation plants. As evidenced by the California energy crisis in 2000-2001, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose us to significant commodity price risks.

Among the factors that could affect market prices for electricity and fuel are:

•	prevailing market prices for coal, oil, natural gas and other fuels used in our generation plants, including associated transportation costs, and supplies of such commodities,

•	changes in the regulatory framework for the commodities markets that we rely on for purchased power and fuel,

•	liquidity in the general wholesale electricity market,

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets,

•	weather conditions impacting demand for electricity or availability of hydroelectric power or fuel supplies,

•	the rate of growth in electricity as a result of population changes, regional economic conditions and the implementation of conservation programs,

•	union and labor relations,

•	natural disasters, wars, embargoes and other catastrophic events and

•	changes in federal and state energy and environmental laws and regulations.

We utilize derivatives such as forward contracts, futures contracts, options and swaps to manage these risks. We attempt to manage our exposure from these activities through enforcement of established risk limits and risk management procedures. We cannot be certain that these strategies will be successful in managing our pricing risk, or that they will not result in net liabilities to us as a result of future volatility in these markets.

In addition, although we routinely enter into contracts to offset our positions (i.e. to hedge our exposure to the risks of demand, market effects of weather and changes in commodity prices), we do not always hedge the entire exposure of our operations from commodity price volatility. Furthermore, our ability to hedge our exposure to commodity price volatility depends on liquid commodity markets. To the extent the commodity markets are illiquid, we may not be able to execute our risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our business, financial position, results of operations and liquidity.

Impairments of our tangible long-lived assets could adversely affect our business, financial position, liquidity and results of operations.

We evaluate our tangible long-lived assets for impairment whenever indicators of impairment exist pursuant to SFAS 144. These potential impairment triggers would include fluctuating market conditions as a result of industry deregulation; planned and scheduled customer purchase commitments; future market penetration; fluctuating market prices resulting from factors including changing fuel costs and other economic conditions; weather patterns; and other market trends. Accounting rules require that if the sum of the undiscounted expected future cash flows from a company’s asset (excluding interest charges that will be recognized as expenses when incurred) is less than the carrying value of the asset, then asset impairment must be recognized in the financial statements. The amount of impairment recognized is the difference between the fair value of the asset and the carrying value of the asset. We determined that no triggering events occurred during the period for our generation assets.

We have three turbines, which are currently in storage, with a combined carrying value of approximately $79.7 million. We believe that we will be able to place two of the turbines in service and recover the costs of these two turbines in rates. We analyzed the remaining turbine for impairment and concluded no impairment existed based on our plans for its use. The carrying amount of this turbine at December 31, 2004 was $16.5 million. We expect to begin construction utilizing this turbine over the next several years. If we were unable to realize these plans, we would be forced to recognize a loss with respect to the carrying value of the turbine depending on prevailing market conditions. We will continue to analyze the turbine for impairment in accordance with SFAS 144.

Actual results could differ from estimates used to prepare our financial statements.

In preparing the financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. For more information about these estimates and assumptions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Provisions of our organizational documents, as well as several other statutory and regulatory factors, will limit another party’s ability to acquire us and could deprive you of the opportunity to gain a takeover premium for shares of our common stock.

Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our common stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

•	authorization for our board of directors to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights, subject to certain limitations, and the extent of the preferences of the shares of any series with respect to dividends and other matters, and if a proposal which we expect our shareholders to vote on at our 2005 annual meeting is approved, confer upon the holders of a series of preferred stock that is convertible into common stock the right to vote as a single class with holders of our common stock on all matters submitted to a vote of holders of our common stock at a meeting of shareholders, other than for the election of directors, with the same number of votes as the number of shares of our common stock into which their shares of preferred stock are convertible, so long as the aggregate amount of preferred stock outstanding with such voting rights is convertible to no more than twelve million shares of our common stock — see “Description of Capital Stock — Potential Changes in Voting Rights” in the accompanying prospectus),

•	our board of directors is classified into three classes, with the directors being elected for staggered terms,

•	advance notice procedures with respect to any proposal other than those adopted or recommended by our board of directors and

•	provisions specifying that only a majority of the board of directors, the chairman of the board of directors, the president or holders of not less than one-tenth of all our shares entitled to vote may call a special meeting of stockholders.

Under the New Mexico Public Utility Act, approval of the PRC is required for certain transactions that may result in our change in control or exercise of control. Certain acquisitions by any person of our outstanding voting securities would also require approval of the SEC under the Holding Company Act.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses, will be approximately $90.1 million, or $103.7 million if the underwriters’ over-allotment option is exercised in full, assuming a public offering price of $27.46 per share (the reported last sale price of our common stock on the NYSE on March 16, 2005). We anticipate using the aggregate net proceeds from this offering, together with the net proceeds from the concurrent offering of our equity units, to retire high cost TNP debt and preferred stock in connection with the proposed TNP acquisition, to finance the completion of construction of the Luna Energy Facility and for other general corporate purposes. See “Prospectus Supplement Summary – Acquisitions – Financing Plan” for more information. Pending application, we intend to invest the net proceeds in investment grade, interest-bearing securities.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “PNM.” The following table sets forth the range of intra-day high and low sale prices, as reported on the NYSE Composite Tape, and the cash dividends declared on the common stock for the periods indicated:

	Period	High	Low	Dividends

2003	First Quarter	$15.99	$12.63	$0.15
	Second Quarter	$18.56	$14.56	$0.15
	Third Quarter	$19.31	$16.87	$0.15
	Fourth Quarter	$19.64	$17.52	$0.15

2004	First Quarter	$21.20	$18.77	$0.15
	Second Quarter	$20.87	$18.70	$0.16
	Third Quarter	$22.75	$20.09	$0.16
	Fourth Quarter	$26.11	$22.57	$0.16

2005	First Quarter (through March 16, 2005)	$28.20	$23.83	$0.185

On March 16, 2005, the reported last sale price of our common stock on the NYSE was $27.46 per share.

On May 18, 2004, our board of directors approved a 3-for-2 stock split effective on June 11, 2004 for shareholders of record on June 1, 2004. All references above to per share amounts have been restated to reflect the stock split.

Declaration and payment of dividends on our common stock is subject to the discretion of the board of directors. On February 15, 2005, our board of directors declared a dividend of $0.185 per share payable on May 20, 2005 to shareholders of record on May 2, 2005. On December 7, 2004, our board of directors approved a 15.6% increase in the annual dividend (effective February 18, 2005) and announced a change in our dividend policy. Primarily as a result of the strong growth of our earnings in 2004 and the stability of our earnings profile, our board of directors has targeted a future payout ratio of 50% to 60% of consolidated earnings, a change from our past measure of 50% to 60% of utility earnings.

Our board of directors regularly reviews the dividend policy. The declaration of common dividends is dependent upon a number of factors including the ability of our subsidiaries to pay dividends. In addition, our ability to declare dividends is dependent upon the extent to which cash flows will support dividends, the availability of earnings, our financial circumstances and performance, the effect of regulatory decisions and legislative activities, future growth plans, related capital requirements, standard business considerations and market and economic conditions generally.

As of December 31, 2004, we had 60,464,595 shares of common stock outstanding and there were approximately 14,565 holders of record of our common stock. We have set March 28, 2005 as the record date for shareholders entitled to notice of and to vote at our 2005 annual meeting of shareholders. Because we expect to deliver shares purchased in this offering on March 30, 2005, purchasers of shares in this offering will not be entitled to notice of or to vote at such meeting.

CAPITALIZATION

The table below shows our actual capitalization on a consolidated basis as of December 31, 2004 and as adjusted to give effect to (1) this offering and (2) both this offering and the concurrent offering, pursuant to a separate prospectus supplement, of $215 million stated amount of equity units, each consisting of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due May 16, 2010 issued by us. The purchase contracts will obligate holders to purchase from us, no later than May 16, 2008, for a price of $50 in cash, between              and                      shares of our common stock, subject to anti-dilution adjustments. Both offerings are expected to close on March     , 2005. The closing of this common stock offering and the concurrent equity units offering are independent and not contingent upon one other.

The as adjusted columns assume no exercise of the underwriters’ options to purchase additional shares of common stock in this offering or additional equity units in the concurrent offering. The as adjusted columns also do not reflect the use of proceeds from this offering or the concurrent offering or our other related financing transactions. For a discussion of the anticipated use of proceeds, see “Prospectus Supplement Summary – Acquisitions – Financing Plan” and “Use of Proceeds.” You should read this table along with our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of December 31, 2004
	Actual	As Adjusted For This Offering	As Adjusted For Both Offerings
	(in millions)
Short-term debt	$95	$95	$95

Long-term debt(1):
Senior notes initially due May 16, 2010	—	—	215
Long-term debt of PNM	988	988	988

Total long-term debt	988	988	1,203

Subsidiary preferred stock not subject to mandatory redemption	11	11	11

Total common stockholders’ equity	1,100	1,190	1,190

Total capitalization	$2,194	$2,284	$2,499

(1)	Does not include $100 million in equity units that we expect to issue to Cascade pursuant to a unit purchase agreement dated August 13, 2004 and a component of which will be senior notes issued by us. See “Prospectus Supplement Summary – Acquisitions – Financing Plan.”

UNDERWRITING

Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below in connection with the sale of common stock. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, the number of shares set forth opposite the underwriter’s name below.

Name	Number of Shares

Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Janney Montgomery Scott LLC
Southwest Securities, Inc.

Total	3,400,000

Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are acting as joint book-running managers in connection with the offering of common stock.

The underwriters have agreed to purchase the shares of common stock from us for a purchase price of $              per share. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock if any are purchased.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters will offer to sell the shares to the public at the public offering price shown on the cover page of this prospectus supplement. The underwriters may effect these transactions by selling shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or the purchasers of the common stock for whom they act as agents or to whom they sell as principal. After the initial offering of the shares of common stock, the offering prices and other selling terms may from time to time be varied by the underwriters.

In connection with the sale of the shares of common stock offered by this prospectus supplement, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions.

Over-allotment Option

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 510,000 additional shares from us at the public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares from us proportionate to that underwriter’s initial amount reflected in the above table.

Discounts and Commissions

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option. Based on these assumptions, we would receive proceeds of $90.1 million, or $103.7 million if the over-allotment option is exercised in full, net of underwriting discounts and commissions and offering expenses. We estimate that our portion of the total expenses of this offering, net of underwriting discounts and commissions, will be $200,000.

Total
	Per Share	No Exercise	Full Exercise
Public Offering Price	$	$	$
Underwriting Discount	$	$	$

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that they may be required to make in that respect.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each of PNM Resources, our directors and our executive officers has agreed that, during a period of 90 days from the date of this prospectus supplement, it, he or she, as the case may be, will not, without the prior written consent of the representatives, on behalf of the underwriters, and the representatives of the underwriters of our concurrent equity units offering, directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement with respect to any of the foregoing, or

•	enter into any swap, or any other agreement or any transaction, that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

These restrictions do not apply to:

•	the sale of the common stock offered by this prospectus supplement,

•	any shares of the common stock we issue upon the exercise of a currently outstanding option or warrant or the conversion or exchange of a currently outstanding security,

•	any shares of our common stock issued or options to purchase our common stock granted pursuant to our existing employee benefit plans,

•	any shares of our common stock issued pursuant to any nonemployee director stock plan or dividend reinvestment and stock repurchase plan currently in effect,

•	any shares of our common stock issued to fund our Executive Savings Plan or issued to a trust, in existence as of the date of this prospectus supplement, formed by us or any of our subsidiaries in connection with any deferred compensation arrangements,

•	any shares of our common stock which we offer or sell in connection with our proposed acquisition of TNP Enterprises, Inc., and

•	the sale of equity units in the concurrent offering or any shares of our common stock which we might issue in connection with the early settlement of equity units sold in the concurrent offering.

The underwriters and affiliates of the underwriters have from time to time provided investment or commercial banking and trust services to us and our affiliates in the past and are likely to do so in the future. They receive customary fees and commissions for these services. Banc of America Securities, LLC, Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated are also acting as underwriters for our concurrent offering of equity units.

T+4 Settlement

We expect that delivery of the shares of common stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of the execution of the underwriting agreement (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of the common stock on the date of pricing will be required, by virtue of the fact that the shares of common stock initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

EXPERTS

The consolidated financial statements and the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common shares will be passed upon for us by Keleher & McLeod, P.A., Albuquerque, New Mexico and, with regard to certain regulatory matters, by Pillsbury Winthrop LLP, New York, New York and Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the underwriters by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP also represents us and our affiliates from time to time on various other matters.

PROSPECTUS

$1,000,000,000

PNM RESOURCES, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

PURCHASE CONTRACTS

and

PURCHASE CONTRACT UNITS

We may offer from time to time up to an aggregate of $1,000,000,000 of our securities. We will provide specific terms of our securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “PNM.”

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any offering of these securities, including any underwriting arrangements. See also “Plan of Distribution” on page 21 of this prospectus.

Our principal executive offices are located at Alvarado Square, Albuquerque, New Mexico, 87158 and our telephone number is (505) 241-2700.

See the discussion of risk factors contained in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference in this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may sell the securities or combinations of the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $1,000,000,000, but no more than $500,000,000 of this amount may be in the form of warrants.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement of which this prospectus is a part. Those exhibits have been either filed with the registration statement or with our other SEC filings incorporated by reference in the registration statement.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “PNM Resources”, “the Company”, “we”, “our”, “us”, or similar references mean PNM Resources, Inc. but does not include our subsidiaries.

PNM RESOURCES, INC.

We are an investor-owned holding company of energy and energy-related companies and were incorporated in the State of New Mexico on March 3, 2000. Our principal subsidiary, Public Service Company of New Mexico, or PNM, was incorporated in the State of New Mexico on May 9, 1917. PNM is a public utility primarily engaged in the generation, transmission, distribution, sale and marketing of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. The business of PNM constitutes substantially all of the business of PNM Resources, Inc. and its subsidiaries.

Our principal business segments are utility operations, wholesale operations and corporate and other. Utility operations include electric services and gas services. Electric services consist of the distribution, transmission and generation of electricity for retail electric customers in New Mexico. Gas services include the transportation and distribution of natural gas to end users. Our wholesale operations consist of the generation and sale of electricity into the wholesale market based on three product lines which are long-term contracts, forward sales and short-term sales.

Upon the completion of a one-for-one share exchange between us and PNM on December 31, 2001, we became the parent company of PNM and began trading on the New York Stock Exchange under the “PNM” symbol.

As a result of discussions with the Office of Public Utility Regulation of the SEC earlier this year, during which we were informed that the SEC views our existing interstate activities to be significant enough to require registration under the Public Utility Holding Company Act of 1935, or PUHCA, we are preparing to register as a holding company under PUHCA and seeking the appropriate authorizations coincident with registration.

On July 24, 2004, we executed a definitive agreement to acquire all the outstanding common shares of TNP Enterprises, Inc., or TNP, for approximately $189 million, comprised of equal amounts of our common stock and cash. TNP is a privately owned holding company for Texas-New Mexico Power Company and First Choice

Power. Texas-New Mexico Power Company provides electric service to 85 cities and more than 252,000 customers in Texas and New Mexico. Its affiliate, First Choice, is a retail electric provider with more than 230,000 customers in Texas. Under the terms of the agreement, TNP’s common shareholders will receive approximately $189 million in consideration, consisting of approximately 4.7 million of our newly issued common shares and the remainder being paid in cash, subject to closing adjustments. The transaction is subject to customary closing conditions and regulatory approvals, including the New Mexico Public Regulation Commission, the Public Utility Commission of Texas, the SEC under PUHCA, the Federal Energy Regulatory Commission, or FERC, and antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. No shareholder approval is required for the acquisition. We believe at this time that all conditions precedent to closing, including final resolution of regulatory proceedings, can be met so that closing can occur in the second quarter of 2005.

On November 12, 2004, we purchased a one-third interest in Duke Energy Luna, LLC, or Luna, the owner of a partially constructed, natural gas-fired power plant in southern New Mexico and associated wellsite properties and water rights from Duke Energy North America, LLC, a subsidiary of Duke Energy, and the sole member and 100% owner of Luna. Tucson Electric Power Co., a subsidiary of UniSource Energy Corporation, and Phelps Dodge Energy Services, LLC, a subsidiary of Phelps Dodge Corporation purchased the other two-thirds of Luna at the same time. The purchase price for all of the interests in Luna was $40 million in cash, one-third from each purchaser. Each purchaser owns an equal one-third interest in Luna, which owns 100% of the partially constructed plant near Deming, New Mexico. In addition, the purchasers intend to invest about $110 million combined to complete construction.

Our executive offices are located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at www.pnm.com. Information contained on our website does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus. Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the time that we have sold all of these securities will automatically update, replace and supersede the information contained in this prospectus and in previously filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference those future filings as well as the following documents that we have filed previously with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Current Reports on Form 8-K dated January 14, 2004, May 19, 2004, July 26, 2004 (filing information pursuant to Item 5), July 28, 2004, August 3, 2004, August 16, 2004, August 19, 2004, September 10, 2004, November 12, 2004 and November 18, 2004.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

PNM Resources, Inc.

Investor Relations

Alvarado Square

Albuquerque, New Mexico 87158

(505) 241-2477

You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any state where the offer or solicitation is not permitted.

You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of filing of that document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES AND

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,					Nine Months Ended September 30, 2004
2003	2002	2001	2000	1999
1.99	2.15	3.63	3.05	2.40	3.02

The following table shows our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Year Ended December 31,					Nine Months Ended September 30, 2004
2003	2002	2001	2000	1999
1.97	2.13	3.61	3.03	2.38	2.99

Each table shows the ratio information for PNM through 2001, and thereafter shows the ratio information for PNM Resources, Inc. To date, we do not have any outstanding preferred stock. The ratio information in the second table reflects the 128,000 shares of outstanding preferred stock of PNM as of those dates.

Our ratio of earnings to fixed charges is computed by dividing our earnings by our fixed charges before income taxes. For the purposes of such computations:

•	earnings consist of net income plus fixed charges and income taxes less preference security dividend requirements of consolidated subsidiaries; and

•	fixed charges consist of interest expensed and capitalized, net of amortization of debt discount, premium and capitalized expenses related to indebtedness, estimated interest costs within rental expense and preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

Except as may otherwise be set forth in a prospectus supplement, the proceeds from the sale of these securities may be used to retire outstanding debt, to finance a portion of our capital expenditures, to finance strategic investments in, or future acquisitions of, other entities or their assets, including the proposed acquisition of TNP, to finance the completion of construction of the gas-fired power plant near Deming, New Mexico that we acquired an indirect one-third interest in on November 12, 2004 and for other general corporate purposes.

FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and other documents we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies, both with respect to the Company and with respect to the proposed acquisition of TNP, are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and are subject to risks and uncertainties. We assume no obligation to update this information except as may be required by the federal securities laws.

Because actual results may differ materially from those expressed or implied by the forward-looking statements, we caution investors not to place undue reliance on these forward-looking statements. Future financial and operating results and cash flow will be affected by a number of factors, including:

•	risks and uncertainties relating to the receipt of regulatory approvals for the proposed acquisition of TNP,

•	the risks that the businesses will not be integrated successfully,

•	the risk that the benefits of the TNP transaction will not be fully realized or will take longer to realize than expected,

•	disruption from the TNP transaction making it more difficult to maintain relationships with customers, employees, suppliers or other third parties,

•	conditions in the financial markets relevant to the proposed TNP acquisition,

•	interest rates,

•	weather,

•	water supply,

•	fuel costs,

•	risk management and commodity risk transactions,

•	seasonality and other changes in supply and demand in the market for electric power,

•	wholesale power prices,

•	market liquidity,

•	the competitive environment in the electric and natural gas industries,

•	the performance of generating units and transmission system,

•	the risks associated with the completion of the construction of Luna, including construction delays and unanticipated cost overruns,

•	state and federal regulatory and legislative decisions and actions,

•	the outcome of legal proceedings,

•	changes in applicable accounting principles and

•	the performance of state, regional and national economies.

For a detailed discussion of the important factors that affect us and that could cause actual results to differ from those expressed or implied by our forward-looking statements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “PNM Resources, Inc. Risk Factors”, and the information about the risks associated with our use of derivative financial instruments set forth under “Quantitative and Qualitative Disclosure About Market Risk” contained in certain of the documents incorporated by reference in this prospectus.

DESCRIPTION OF DEBT SECURITIES

GENERAL

The following description sets forth certain general terms and provisions of our debt securities. When we offer our debt securities in the future, a prospectus supplement will explain the particular terms of those debt securities and the extent to which any of these general provisions will not apply. We may issue one or more series of debt securities directly to the public or as part of a purchase unit from time to time. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus. We may be required to obtain regulatory approval before we can issue and sell certain of these securities.

The debt securities will be our direct unsecured general obligations. We may issue the debt securities from time to time in one or more series under an indenture between us and JPMorgan Chase Bank, N.A., as trustee. This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.”

We have summarized selected provisions of the Indenture below. You should read this summary together with the Indenture and the officer’s certificates or other documents establishing the debt securities for a complete understanding of the provisions that may be important to you. You should also read this prospectus and any applicable prospectus supplement before you make any investment decision. The following description of the debt securities and the Indenture is qualified by reference to the Indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this “Description of Debt Securities,” such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

There is no requirement under the Indenture that our future issuances of debt securities be issued exclusively under the Indenture and we will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issuances of debt securities in connection with future issuances of other debt securities. Nonetheless, the debt securities registered under the registration statement of which this prospectus is a part will only be issued pursuant to an indenture (or a form thereof) that is filed as an exhibit to the registration statement.

The Indenture provides that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series for issuances of additional debt securities of that series. Unless otherwise described in the applicable prospectus supplement, the Indenture does not limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

RANKING

The debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of September 30, 2004, we had an immaterial amount of outstanding debt that would have ranked equally with the debt securities.

We are a holding company and derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Because we are a holding company and conduct substantially all of our operations through subsidiaries, holders of the debt securities will generally have a position junior to the claims of creditors of our subsidiaries (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of our subsidiaries. As of September 30, 2004, our subsidiary, PNM, had 128,000 shares, stated value of $100 per share, of cumulative preferred stock outstanding and we had, on a consolidated basis, $1.015 billion aggregate principal amount of debt outstanding, substantially all of which was debt of PNM.

PROVISIONS OF A PARTICULAR SERIES

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable and how it will be paid;

•	the rate or rates at which the debt securities will bear interest, if any, and how the rate or rates will be determined;

•	the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for the interest payments;

•	the right, if any, to extend the interest payment periods for the debt securities and the duration of the extension;

•	the place or places where payments will be made;

•	whether we have the option to redeem the debt securities and, if so, the terms of our redemption option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to repurchase or otherwise redeem the debt securities;

•	if the debt securities will be issued in denominations other than $1,000;

•	any index or formula used for determining principal, premium or interest;

•	any collateral, security, insurance, assurance or guarantee applicable to a series of debt securities;

•	the currency in which payments will be made if other than United States dollars, and the manner of determining the equivalent of those amounts in United States dollars;

•	if payments may be made on any of the debt securities, at our election or at the holder’s election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•	whether the provisions described under “Discharge, Defeasance and Covenant Defeasance” will apply to the debt securities;

•	whether the debt securities will be issuable as global securities and, if so, the securities depositary;

•	any changes or additions to the events of default under the Indenture or changes or additions to our covenants under the Indenture; and

•	any other terms of the debt securities not inconsistent with the terms of the Indenture.

(See Section 3.01)

All debt securities of any one series will be substantially identical except as to denomination and except as may otherwise be determined in the manner provided for in the Indenture. (See Section 3.01)

The Indenture does not currently contain any restriction on the payment of dividends or any financial covenants. However, the supplemental indenture for any series of debt securities may contain such restrictions. The prospectus supplement related to such debt securities will describe such restrictions and the protections, if any, that such restrictions provide the holders of the debt securities in the event of a highly leveraged transaction involving us that may adversely affect the holders of the debt securities.

GLOBAL DEBT SECURITIES

We may issue some or all of the debt securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing debt securities, that person will be considered the sole owner and holder of the global security and the debt securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

•	may not have the global security or any of the debt securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security; and

•	will not be considered the owners or holders of the global security or any of the debt securities it represents for any purposes under the debt securities or the Indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing debt securities is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amount of debt securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

Payments to owners of beneficial interests held through participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing debt securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	PNM Resources;

•	the trustee; or

•	an agent of either of them.

REDEMPTION

We will set forth any terms for the redemption of any debt securities in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, the debt securities will be redeemable upon notice by mail to the holders between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 11.03 and 11.04)

The debt securities will cease to bear interest on the redemption date assuming we redeem them. We will pay the redemption price and any accrued interest once the debt securities are surrendered for redemption. (See Section 11.06) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 11.07)

We may make any redemption, at our option, conditional upon the receipt by the paying agent or agents, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent or agents have not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 11.04)

PAYMENT

Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name the debt security is registered as of the close of business on the regular record date for the interest payment date. Interest payable at maturity, however, will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date to be fixed by the trustee, which will be between 10 and 15 days prior to the date we proposed for payment of the defaulted interest, or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (See Section 3.07)

REGISTRATION OF TRANSFER AND EXCHANGE

Unless otherwise specified in the prospectus supplement applicable to any series of debt securities, subject to any limitations on the transfer of global securities, the transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the trustee. We may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. Unless otherwise provided in the prospectus supplement applicable to any series of debt securities, no service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of:

•	any debt security during a period of 15 days prior to giving any notice of redemption; or

•	any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(See Section 3.05)

RESTRICTIONS ON MERGERS AND SALE OF ASSETS

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	we deliver to the trustee, an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

(See Section 8.01)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that we may be:

•	discharged from our obligations, with certain limited exceptions, with respect to any particular series of debt securities, as described in the Indenture, such a discharge being called a “defeasance” in this prospectus; and

•	released from our obligations under certain restrictive covenants especially established with respect to any particular series of debt securities, including the covenants described above under “Restrictions on Mergers and Sale of Assets”, such a release being called a “covenant defeasance” in this prospectus.

(See Sections 13.02 and 13.03)

We must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption. (See Section 13.04)

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. We urge investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws. (See Section 13.04)

Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

MODIFICATION OF THE INDENTURE

We and the trustee may enter into one or more supplemental indentures without the consent of any holder of the debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

•	to add to our existing covenants or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the debt securities of any particular series in any material respect, that change, elimination, or addition will become effective only:

•	when the consent of the holders of a majority in aggregate principal amount of the debt securities of that series has been obtained in accordance with the Indenture; or

•	when no debt securities of the affected series remain outstanding under the Indenture;

•	to secure the debt securities;

•	to establish the form or terms of the debt securities of any other series as permitted by the Indenture;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for or facilitate the administration of the trust by more than one trustee; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of the debt securities of any particular series in any material respect.

(See Section 9.01)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any of the holders, enter into one or more supplemental indentures to evidence that amendment. (See Section 9.01)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected will be required. No amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•	reduce the percentage in principal amount of the outstanding debt security of any particular series which consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•	modify certain provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any particular series, without, in each case, the consent of the holder of each outstanding debt security affected thereby.

(See Section 9.02)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of the debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (See Section 9.02)

The Indenture provides that the debt securities owned by us or anyone else required to make payment on the debt securities will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 1.01)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, in certain situations. If the record date is fixed, the holders of the outstanding debt securities of the relevant series on that record date, and no other holders, will be entitled to take or revoke the relevant action, whether or not those holders remain holders after that record date. No action, however, will be effective unless taken on or prior to the applicable expiration date by holders of the requisite principal amount of the outstanding debt securities of that series on that record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by our acts or those of the trustee taken in reliance thereon, whether or not notation of that action is made upon that debt security. (See Section 1.04)

EVENTS OF DEFAULT

“Event of default” when used in the Indenture with respect to any particular series of debt securities, means any of the following:

•	failure to pay interest on any debt security of the applicable series for 60 days after it is due;

•	failure to pay the principal of or premium on any debt security of the applicable series when due (whether at maturity or upon earlier redemption);

•	failure to pay the deposit of any sinking fund payment, when and as due by the terms of the applicable series;

•	failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in principal amount of the debt securities of such series; however, the trustee or the trustee and such holders can agree to an extension of the 90-day period and this extension will be automatic if we are diligently pursuing action to correct the default;

•	certain events in bankruptcy, insolvency or reorganization of PNM Resources; or

•	any other event of default provided with respect to the debt securities of that series.

(See Section 5.01)

REMEDIES

Acceleration of Maturity

If an event of default with respect to any one series of debt securities occurs and continues, either the trustee or the holders of a majority in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. However, if the event of default is applicable to more than one series of debt securities, the trustee or the holders of a majority in principal amount of all the outstanding debt securities of all series, considered as one class, and not the holders of any one series, may make a declaration of acceleration. (See Section 5.02)

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all the debt securities of the series;

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

•	interest, if any, on overdue interest (to the extent lawful); and

•	all amounts due to the trustee under the Indenture; and

•	any other event of default with respect to the debt securities of that series has been cured or waived as provided in the Indenture.

(See Section 5.02)

The holders of a majority in principal amount of the outstanding debt securities of any particular series may on behalf of the holders of all the debt securities of that series waive any past default under the Indenture with respect to that series and its consequences, except a default:

•	in the payment of the principal of or any premium or interest on any debt security of that series, or

•	in respect of a covenant or provision of the Indenture which cannot be modified or amended by supplemental indenture without the consent of the holder of each outstanding debt security of the series affected.

However, if a default occurs and continues with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, has the right to waive the default, and not the holders of the debt securities of any one such series. Upon any waiver, the default ceases to exist, and any and all events of default arising therefrom is deemed to have been cured, for every purpose of the Indenture; but no waiver will extend to any subsequent or other default or impair any right consequent thereon. (See Section 5.13)

Right to Direct Proceedings

If an event of default with respect to any particular series of debt securities occurs and continues, the holders of a majority in principal amount of the outstanding debt securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. However, if an event of default occurs and continues with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, have the right to make the direction, and not the holders of the debt securities of any one of such series and that:

•	such direction will not be in conflict with any rule of law or with the Indenture;

•	the trustee may take any other action deemed proper by the trustee and not inconsistent with direction, and

•	subject to the provisions of the Indenture the trustee will have the right to decline to follow any direction if the trustee in good faith determines that the proceeding so directed would involve the trustee in personal liability.

(See Section 5.12)

Limitation on Right to Institute Proceedings

No holder of debt securities of any particular series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of the holders during that period.

(See Section 5.07)

No Impairment of Right to Receive Payment

The limitations on the right to institute proceedings, however, do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest if any, on that debt security on or after the applicable due date. (See Section 5.08)

Annual Notice to Trustee

We will provide to the trustee an annual statement by an appropriate officer as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (See Section 10.04)

NOTICES

Notices to holders of the debt securities will be given by mail to the holders at the addresses that appear in the security register. (See Section 1.06)

TITLE

We, the trustee, and any of our agents or the agents of the trustee, may treat the person in whose name the debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 3.08)

GOVERNING LAW

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 1.12)

REGARDING THE TRUSTEE

The trustee is JPMorgan Chase Bank, N.A. In addition to acting as trustee, JPMorgan Chase Bank, N.A. acts, and may act, as trustee under our and our affiliates’ other various indentures and trusts. We and our affiliates also maintain credit and liquidity facilities and conduct other banking transactions with JPMorgan Chase Bank, N.A. in the ordinary course of our businesses. In addition, affiliates of JPMorgan Chase Bank, N.A. are lessors with respect to three leases with PNM, our principal subsidiary, relating to the sale and leaseback of portions of Unit 1 and Unit 2 of the Palo Verde Nuclear Generating Station.

The trustee may resign at any time by giving us written notice or be removed at any time by an act of the holders of a majority in principal amount of any particular series of debt securities then outstanding delivered to the trustee and us. In addition, provided that no event of default has occurred or is continuing, we may appoint a new trustee upon delivering to the trustee, a resolution of our board of directors appointing a successor trustee and the successor’s acceptance of our appointment. In this case, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. In any event, the resignation or removal of the trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by a successor trustee. (See Section 6.10)

The trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and continues. In case an event of default occurs and continues, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. (See Section 6.01)

DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

The following descriptions of our capital stock and the relevant provisions of our restated articles of incorporation and by-laws are summaries and are qualified by reference to our restated articles of incorporation and by-laws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part. The following also summarizes certain applicable provisions of the New Mexico Business Corporation Act and the New Mexico Public Utility Act and those summaries are qualified by reference to those Acts.

Our authorized capital stock consists of 10,000,000 shares of preferred stock, without par value, issuable in series from time to time, and 120,000,000 shares of common stock, without par value. 60,441,459 shares of our common stock were outstanding as of November 1, 2004. No shares of our preferred stock are currently outstanding.

COMMON STOCK

Dividend Rights

After giving effect to any prior rights of our preferred stock, if any should become outstanding, we will pay dividends on our common stock as determined by our board of directors out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors.

The New Mexico Business Corporation Act and our restated articles of incorporation and by-laws generally require the affirmative vote of a majority of the shares represented at a shareholder meeting and entitled to vote for shareholder action, including the election of directors. Under the New Mexico Business Corporation Act, some corporate actions, including amending the articles of incorporation and approving a plan of merger, consolidation or share exchange, require the affirmative vote of a majority of the outstanding shares entitled to vote, which could include, in certain circumstances, classes of preferred stock. See “—Potential Changes in Voting Rights” for a description of certain potential impacts on the voting rights of common stockholders.

Liquidation Rights

In the event we are liquidated or dissolved, either voluntarily or involuntarily, the holders of our preferred stock will have priority (after any of our creditors) with respect to the distribution of assets. After the holders of our preferred stock are paid their aggregate liquidation preference, the holders of our common stock will be entitled, subject to the rights, if any, of the holders of our preferred stock, to share ratably (according to the number of shares held by them) in all of our remaining assets available for distribution.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our authorized but unissued shares, or securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by the board of directors in its sole judgment.

Listing

Our common stock is listed on the New York Stock Exchange under the “PNM” symbol.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Investor Services, South Hackensack, New Jersey.

PREFERRED STOCK

Our board of directors is authorized by resolution to provide from time to time for the issuance of shares of preferred stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of preferred stock and its restrictions or qualifications, limited to the following:

•	the serial designation, authorized number of shares and the stated value;

•	the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

•	the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

•	the amount or amounts to be received by the holders in the event of our dissolution, liquidation, or winding up;

•	any sinking find provisions for redemption or purchase of shares of any series;

•	the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of our other capital stock, or of other series of our preferred stock;

•	the voting rights, if any, for the shares of each series, limited to circumstances when:

•	we fail to pay dividends on the applicable series; and

•	when a proposed amendment to our restated articles of incorporation would have an adverse impact on the rights and privileges of our preferred stockholders.

The holders of our preferred stock do not have a preemptive right to acquire authorized but unissued shares, or securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by our board of directors.

The effects of the issuance of our preferred stock on the holders of our common stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock, (ii) restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears, (iii) dilution of the voting power of common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights, (iv) dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock and (v) restrictions on the rights of holders of common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

A prospectus supplement will describe the terms of any preferred stock being offered, including whether the preferred stock will be listed on any securities exchange. See “—Potential Changes in Voting Rights” for a description of certain potential impacts on the voting rights of preferred stockholders.

CERTAIN ANTI-TAKEOVER MATTERS

Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

•	authorization for our board of directors to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights, within the limitations described above, and the extent of the preferences of the shares of any series with respect to dividends and other matters);

•	our board of directors is classified into three classes, with the directors being elected for staggered terms;

•	advance notice procedures with respect to any proposal other than those adopted or recommended by our board of directors; and

•	provisions specifying that only a majority of the board of directors, the chairman of the board of directors, the president or holders of not less than one-tenth of all our shares entitled to vote may call a special meetings of stockholders.

Under the New Mexico Public Utility Act, approval of the New Mexico Public Regulation Commission is required for certain transactions which may result in our change in control or exercise of control. Certain acquisitions by any person of our outstanding voting securities would also require approval of the SEC under the Public Utility Holding Company Act of 1935.

POTENTIAL CHANGES IN VOTING RIGHTS

In September 2004, our board of directors adopted a resolution approving the terms of a unit purchase agreement with an existing shareholder, Cascade Investment LLC, to purchase $100.0 million in equity linked securities. This agreement calls for us, upon the request of Cascade and subject to the receipt of any necessary approvals from the SEC, to propose to our shareholders at the 2005 annual meeting an amendment to our restated articles of incorporation. The resolution adopted by our board of directors in September 2004 also approved the proposal of this amendment. The amendment would enable us to confer upon holders of preferred stock issued under the unit purchase agreement, voting as a single class with holders of common stock, the same number of votes to which the number of shares of common stock into which the preferred stock is convertible on all matters other than the election of our directors. Shareholder approval of this provision is not a condition of our proposed acquisition of TNP or the sale of the equity linked securities pursuant to the unit purchase agreement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

•	the title and aggregate number of warrants;

•	the offering price for the warrants, if any;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable;

•	the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax considerations;

•	the anti-dilution provisions of the warrants, if any;

•	any applicable redemption or call provisions applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

AND PURCHASE CONTRACT UNITS

We may issue purchase contracts for the purchase or sale of our securities or securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a purchase price that may be fixed at the time the purchase contract is issued or as may be determined by reference to a specific formula set forth in such purchase contract, all as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract, which may be a separate security. Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such purchase contracts on the relevant settlement date (or other obligations thereunder) may constitute indebtedness. Accordingly, the purchase contracts may be issued under an agreement that constitutes an indenture that will be qualified under the Trust Indenture Act of 1939.

The purchase contracts may be issued separately or as part of a purchase contract unit that consists of (a) a purchase contract and (b) debt securities offered pursuant to this prospectus, U.S. Treasury securities or other debt obligations of third parties, that may be used to secure the holders’ obligations under a purchase contract. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under these purchase contracts in a specified manner.

A prospectus supplement will describe the terms of any purchase contracts or purchase contract units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts and, if applicable, collateral or depositary arrangements, relating to purchase contracts or purchase contract units. Some of the important United States federal income tax considerations applicable to the purchase contract units and purchase contracts will be discussed in the related prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in one or more series in any of three ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to a limited number of purchasers or to a single purchaser, or through a combination of any of the foregoing methods of sale.

THROUGH UNDERWRITERS OR DEALERS

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to offered securities will be named in the prospectus supplement relating to the offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to some conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

THROUGH AGENTS

Offered securities may be sold through agents designated by us from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities for which the prospectus supplement is delivered as well as any commissions that we will pay to that agent. Unless otherwise indicated in the prospectus supplement, that agent will be acting on a reasonable best efforts basis for the period of its appointment.

DIRECTLY

We may sell the offered securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from their sale;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may lend or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribution by us with respect to payments which those agents, underwriters and dealers may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefit plans from September 30 to December 31), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003, and September 30, 2004 and 2003, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

VALIDITY

The validity of the offered securities will be passed upon for us by Keleher & McLeod, P.A., Albuquerque, New Mexico, and, for any underwriters, dealers or agents, by Pillsbury Winthrop LLP, New York, New York. In giving their opinions, Keleher & McLeod, P.A. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP and Pillsbury Winthrop LLP may rely as to all matters of New Mexico law upon the opinion of Keleher & McLeod, P.A. Pillsbury Winthrop LLP regularly renders legal services to us and our subsidiaries.

3,400,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

                        , 2005

Joint Book-Running Managers

Banc of America Securities LLC	Morgan Stanley	Wachovia Securities

Citigroup	Merrill Lynch & Co.

Janney Montgomery Scott LLC	Southwest Securities, Inc.